                                   Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                             BEEBA'S CREATIONS, INC.


STEVEN P. WYANDT and GAYLE ROGERS certify that:

1. They are the president and assistant secretary, respectively, of Beeba's Creations, Inc., a California corporation (the "Corporation").

2. We hereby adopt the following amendment of the articles of incorporation of this corporation:

     Article FIRST of the Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

     "The name of the corporation is: Nitches, Inc."

3. The Amendment herein set forth has been duly approved by the Board of Directors.

4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The corporation has only one class of shares and the number of outstanding shares is 1,210,295. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: December 21, 1995

                                                      Steven P. Wyandt
                                              ---------------------------------
                                                 Steven P. Wyandt, President

                                                        Gayle Rogers
                                              ---------------------------------
                                              Gayle Rogers, Assistant Secretary


                                       15